EXHIBIT 4.9


                              FACTORING AGREEMENT
                FOR THE PURCHASE AND SALE OF ACCOUNTS RECEIVABLE

          This Factoring Agreement for the Purchase and Sale of Accounts Receivable ("Agreement") is made as of this 4th day of August, 2000, between:

(1) VITRO ENVASES NORTEAMERICA, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Magallanes 517 Ote. Col; Trevino, Monterey, N.L C.P. 64570.

(2) VIDRIERA MONTERREY, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Magallanes 517 Ote. Col. Trevino, Monterrey. N.L. C.P. 64570;

(3) VlDRIERA MEXICO, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Lago Zurich 243, Col. Anahuac, Mexico D.F., C.P. 11320;

(4) VIDRIERA LOS REYES, S.A DE C.V., a corporation organized under the laws of Mexico and having an address at Ave. Presidente Juarez 2039, Los Reyes, Tlalnepantla Estado de Mexico. C.P. 54090;

(5) VIDRIERA GUADALAJARA, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Libra 225, Fracc. Juan Manuel Vallarta, Zapopan Jalisco, C.P. 45120;

(6) VIDRIERA QUERETARO, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Coahuila 5 Col. Obrera, Queretaro, Queretaro, C.P. 76130;

(7) VIDRIERA TOLUCA, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Carretera Mexico - Toluca Km. 57.5, Toluca Estado de Mexico, C.P. 50200;

(8) VIDRIERA MEXICALI, S.A. DE C.V., a corporation organized under the laws of Mexico and having an address at Carretera San Luis Rio Colorado Km.
     11.5 No. 1662, Mexicali Baja California, C.P. 21600; and

(9) COMPANIA MEXICANA DE ENVASES, S.A. DE C. V., Magallanes 517 Ote. Col. Trevino. Monterrey, N.L., C.P. 64570.


          Each of the above nine VITRO companies are herein referred to individually as a "Company' and collectively as "the Companies".

          TRANSAMERRICA COMMERCIAL FINANCE CORPORATION, a corporation existing under the laws of Delaware, United States of America, with its principal offices at 5595 Trillium Boulevard, Hoffman Estates, IL. 60192 ("TCFC"); and

                                    RECITALS

     (A) The Companies and TCFC desire to enter into a Factoring Agreement;

     (B) Simultaneously with the execution of this Agreement, the Companies and TDF de Mexico S.R.L. de C.V. ("TDFM"), an affiliate of TCFC, are entering into a Service Agreement ("Servicing Agreement") regarding, among other things, the servicing and collection of the Reccivables purchased and sold under this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.     Factoring through the sale and purchase of accounts receivable.


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1.1    Factoring by TCFC: The Companies shall offer for sale to TCFC and TCFC shall purchase subject to the terms, conditions and covenants contained in this Agreement, Companies' accounts receivable ("Receivable(s)") generated by the sale of the Companies' inventory and products to the Companies' customers or affiliates of the Companies who are located in Mexico, and who have been approved by TCFC, ("Customer(s)"). The aggregate amount of Receivables purchased by TCFC and outstanding at any point in time (whether or not TCFC has assumed the Credit Risk for such Receivables purchased by TCFC) shall not exceed (except in TCFC's sole discretion) US Seventy Five Million Dollars (US $75,000,000.00), (the "Funding Limit"). Purchases of Receivables by TCFC shall normally be on a non-notification basis to Customers, however, TCFC reserves the right to at any time notify Customers of such Receivable purchases. For purposes hereof the term "Dollars" means dollars currency of the United States of America.

       1.1.1 TCFC shall from time to time pursuant to Section 4 herein establish TCFC Credit Lines for Customers of the Companies. Credit Risk assumed by TCFC with respect to Receivables of a Customer generated under a TCFC Credit Line as in effect from time to time shall apply to such Receivables in the order that they arise. Receivables which originate by the Companies render a TCFC Credit Line for a Customer, as set forth herein, shall be deemed purchased by TCFC on a nonrecourse basis, additional Receivables which are in excess of the TCFC Credit Line or which originate by a Company under a separate Vitro Credit Line (defined herein) or a Vitro Credit Line which is in addition to a TCFC Credit Line established for a Customer, as set forth herein, shall be deemed purchased by TCFC on a full recourse basis and the parties hereby agree that should the recourse rights of TCFC against a Company under this Agreement at any time be analyzed by a court of law applying Mexican law, then such recourse rights shall be deemed to arise from a "garantia de cobro" which shall be deemed to have been hereby, agreed to as permitted by Article 391 of the Commercial Code of the United Mexican States. However, the parties may otherwise agree to share Credit Risk with respect to Receivables as they may agree from time to time. TCFC shall also set a separate funding limit per Customer which shall be equal to the applicable then current TCFC Credit Line or and/or the Vitro Credit Line established for such Customer pursuant to this Agreement subject however to the overall aggregate funding limit set forth above.

              The Companies shall periodically provide a Receivable List to TCFC for Receivables being offered for sale to TCFC pursuant to
              Section 5.1 below. TCFCs selection and approval shall be evidenced by TCFC signing an acknowledgment of receipt of such Approval Listing (defined below). The term "Approval Listing" shall mean that form, as set forth herein as Schedule 1, which form shall contain, without limitation, an identification of each Receivable to be purchased and a statement of transfer, which Schedule shall be signed by TCFC and a Company. Without affecting the validity or effect of any purchase of Receivables, TCFC may require that a Company have its signature on any Approval Listing: ratified before a corredor or notario publico for the purpose of achieving public faith as to the date on which the Approval Listing in question was executed by such Company. The term "Approval Listing Date" shall mean, with respect to any Approval Listing the date on which TCFC reserves such Approval Listing. TCFC shall be deemed to purchase all Receivables contained on any such Approval Listing once TCFC signs and aknowledges its acceptance of such Approval Listing unless TCFC specifically rejects a Receivable for purchase as set forth in this paragraph. The date that TCFC signs and accepts any such Approval Listing should be the "Purchase Date" with respect to the Receivables listed on such Approval Listing. TCFC shall accept or reject (without prejudice to TCFC's rescission rights hereafter set forth) an Approval Listing within two (2) Business Days following receipt of such Approval Listing TCFC may only reject or refuse to purchase any Receivable listed on any such Approval Listing if it determines, at such time, that any such Receivable does not meet TCFC's criteria for purchase as described in Section 1.1.3 below. it shall be understood however, that TCFC shall have the right to rescind the purchase of any purchased Receivable, within 10 Business Days following the corresponding Purchase Date, if and only if TCFC determines that any such purchased Receivable did not meet at the Purchase Date,

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              or ceases to meet at any time prior to the expiration of said 10
              Business Day period, the above referred criteria for purchase. Such Receivables Lists, Approval Listings and acknowledgments of acceptance may be provided or exchanged between the parties in electronic format or on an electronic basis as they may agree from time to time.

       1.1.2 Together with the sale of a Receivable to TCFC a Company shall be deemed to assign all of such Company's interest in the goods represented by such Receivable and in all goods, that may be returned by Customers and in all of such Company's rights as an unpaid vendor.

       1.1.3 Criteria for Purchase or Recission of Purchase: In accordance with Section 1.1.1, TCFC may only refuse to purchase Receivables or rescind the purchase of Receivables that do not comply with the following requirements, as of the Purchase Date or at any time during the following 10 Business Days, respectively, as the case may be:

              (a)    Are approved by TCFC pursuant to Section 1.1.1; and

              (b) Are owned by a Company, free and clear of all Liens, encumbrances or claims of any kind; and

              (c) Derive from TCFC Credit Lines or Vitro Credit lines, and were originated pursuant to the Procedures; and

              (d) Are valid obligations of Customer, are accurate in all material respects; and

              (e) The product with respect to such Receivable has been shipped by the respective Company and accepted by the Customer except for the events in which a "Prestamo-Bodega-Cliente" condition or arrangement was made with a Customer provided the respective Company shall have communicated such condition or arrangement in writing to TCFC on or prior to the Approval Listing Date and TCFC shall have granted its consent thereto (such consent not to be unreasonably withheld, in which event the shipping requirement set forth in this paragraph shall not apply, and no known Commercial Dispute or right of setoff exists; and

              (f) Are not delinquent more than 30 days past their respective due date; and

              (g) Do not contain payment terms longer than 180 days, unless TCFC agrees otherwise.

       1.l.4 Notwithstanding anything in this Agreement to the contrary, TCFC shall not be obligated to purchase new Receivables from the Companies if Vitro Envases Norteamerica. S.A. de C.V. and its Consolidated Subsidiaries' Total Debt Service Ratio (measured on a consolidated basis) is less than 0.9 to 1.0, which Total Debt Service Ratio shall be measured and determined on a fiscal quarterly basis unless TCFC agrees otherwise. Such Total Debt Service Ratio shall be calculated at the end of each fiscal quarter of the Companies. If at the end of any such fiscal quarter the Companies are determined not to be in Compliance with the above Total Debt Service Ratio (as determined based upon the consolidated financial statements of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries) then TCFC may at its option cease purchasing any new Receivables from the Companies during the next immediately following fiscal quarter period, and any subsequent fiscal quarter period, until such time as the Companies are again in compliance with such Total Debt Service Ratio as determined at the end of a fiscal quarter of the Companies (as determined based upon the consolidated financial statements of Vitro Envases Norteamerica,
              S. A. de C. V. and its Consolidated Subsidiaries). Vitro Envases Norteamerica S.A de C.V. will provide to TCFC a statement of its compliance with the above Total Debt Service Ratio requirement on a

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              quarterly basis.

              "Total Debt Service" means, for any period (which for purposes of this Section shall be not less than a fiscal quarter of the Companies, except at TCFC's sole discretion) with respect to Vitro Envases Nortearnerica, S.A. de C.V. and its Consolidated Subsidiaries, the aggregate amount of all payments of principal and interest falling due during such period on all interest-bearing obligations of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries, on a consolidated basis.

              "Total Debt Service Ratio" means for any period (which for purposes of this Section shall be not less than a fiscal quarter of the Companies, except at TCFC's sole discretion) the ratio of
              (i) Cash Flow Available for Debt Service of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries for such period to (ii) Total Debt Service of Vitro Envases Norteamerica, SA de C.V. and its Consolidated Subsidiaries for such period.

              "Cash Flow Available for Debt Service", means, for any period (which for purposes of this Section shall be not less than a fiscal quarter of the Companies, except at TCFC's sole discretion) for Vitro Envases Norteamerica, S.A. de C. V. and its Consolidated Subsidiaries. the sum of earnings before interest and taxes of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries for such period plus depreciation and amortization, plus or minus, as the case may be (to the extent deducted or added, as the case may be, in determining such earnings), other non-cash item far such period.

2. Procedures. The Receivables of the Companies shall be generated and maintained in accordance with the credit management policies of TCFC attached hereto as Exhibit A (hereinafter referred to as the "Procedures"). The Procedures may be amended from time to time by TCFC in its discretion provided that TCFC shall give the Companies at 1east 15 days prior written notice before any changes in the Procedure are implemented.


3.     Credit Risk and Credit Risk Receivables.

       3.1 The term Credit Risk shall mean the risk of nonpayment by a Customer-obligor under a Receivable:

              (a) who is financially usable or unwilling without Commercial Dispute, to pay at maturity any invoice rendered to it, or

              (b) by or against whom a petition for relief is filed in bankruptcy or a suspension of payments is requested or occurs with respect to such Customer; or

              (c) who calls a general meeting of creditors to compromise, compose, or adjust its debts; or

              (d) by or against whom a proceeding is instituted for debtor relief under any insolvency law or

              (e) who makes a general assignment for the benefit of creditors.

4. Credit Approval Process. Purchased Receivables which were originated under a TCFC Credit Line: (as defined below) shall be called "Credit Risk Receivables". TCFC shall only accept Credit Risk for Receivables according to the following:

       4.1 TDFM shall perform a credit assessment process on behalf of the Companies for each Vitro Customer

       4.2 In order for TDFM to properly perform the credit assessment process, the Companies agree that all Customers will be submitted to TDFM for credit assessment.

       4.3 Following the credit assessment process, TDFM will within two (2) Business Days notify the Companies and TCFC of its recommendation of the proposed maximum credit line that TDFM

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              recommends for each Customer. The amount TCFC accepts as its
              TCFC Credit Line for each such Customer shall be the ("TCFC Credit Line"). TCFC will notify the Companies and TDFM of the TCFC Credit Line that TCFC is willing to take under this Agreement;

       4.4. The Companies may either accept the TCFC Credit Line or propose a higher credit line. If a Company proposes a higher credit line, a meeting of a joint credit advisory committee ("Credit Committee") composed of two TDFM representatives and two of the Companies' representatives will meet to discuss the proposal. If after discussion, the Companies continues to prefer a credit line higher than the TCFC Credit Line then the credit line to such Customer will be set at the Companies' proposed level (the "Vitro Credit Line");

       4.5 If the Vitro Credit Line, rather than the TCFC Credit Line, is established for a Customer, TCFC may determine, in its sole discretion, to reduce, modify or eliminate the TCFC Credit Line for such Customer and TCFC will so notify the Companies and
              TDFM:

       4.6 If a Vitro Credit Line has been established, the Vitro Credit Line will be used to determine whether or not an Order from a Customer for the purchase of products should be approved subject to Subsections 4.7 and 4.8. If no Vitro Credit Line has been established, the TCFC Credit Line will be used to determine whether or not an order from a Customer for the purchase of products should be approved subject to Subsections 4.7 and 4.8;


       4.7 TDFM will repeat the credit assessment process for all Customers with previously established credit limits;

              (i) At approximately yearly intervals or less frequently as TDFM in its sole discretion deems appropriate or TCFC requests; and/or

              (ii) At any time a Company requests modification of either the TCFC Credit Line or Vitro Credit Line; and/or

              (iii) At any time TDFM or TCFC at its sole discretion, determines in accordance with the Procedures that the credit status of the corresponding Customer has changed in any way.

       4.8 If the repetition of the credit assessment process results in a new TCFC Credit Line being established by TCFC for any Customer of the Companies, TCFC will promptly notify Company and TDFM of such determination and the processes described in Subsections
              4.3 and 4.6 above shall reoccur at that time including (if necessary) the processes described in Subsections 4.2. 4.4 and
              4.5 above.

       4.9    The Companies agree that:

              (i) All orders for the purchase of product from the Companies' Customers ("Orders") will be submitted to TDFM by the respective Company and released by TDFM prior to shipment (based upon the established credit limits set forth in Sections 4.3 or 4.4; and

              (ii) If any Order is not submitted to TDFM for review and release by TDFM in accordance with the TCFC Credit Line prior to shipment, then any existing Credit Risk assumed by TCFC under the terms of this Agreement on the account of the Customer submitting such Order may cease at TCFC's sole discretion, and TCFC shall thereafter have full recourse to the Companies for Receivables on account of such Customer upon shipment by a Company of the Order and receipt of written notice from TCFC to that effect.

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       4.10   Notwithstanding anything herein to the contrary, in the event that a Customer does not pay a Receivable when such Receivable is due and payable for whatever reason (as such due date may be extended by the mutual agreement of the parties hereto), including Commercial Dispute, or if a Customer has failed to provide TCFC with financial information requested by TCFC, or a Customer in any other manner no longer complies with TCFC's credit standards, then TCFC may in its discretion, notify the Companies in writing that TCFC will no longer assume any Credit Risk from such Customer with respect to any future Receivables purchased by TCFC which are due from such Customer.

5.     Transmission of Receivables Inforntation and Purchase Procedure:

       5.1 The Companies shall, at agreed intervals, deliver to TCFC a list (the "Receivables List") of Rcaivables being offered for sale to TCFC (which may be in the form of a facsimile transmission. Printed computer listing or an electronic computer file) identifying in a form acceptable to TCFC:

              (a) The amount of each Receivable in Pesos and/or in Dollars using the Conversion Factor (defined above);

              (b) The original selling terms on which the Receivables are owed including the maturity periods.

              (c)    The Customer by whom they are payable; and

              (d)    Other information as may be reasonably required by TCFC.

              The Companies shall also deliver to TCFC, upon request, at agreed intervals, a copy of the respective Company's credit file and such other relevant information as is reasonably requested, from time to time, by TCFC.

       5.2 TCFC shall have the right to inspect and request copies of the Companies' records relating to such Receivables and any associated guarantees, invoices, delivery notes, original credit files or other documents or information at the Companies' offices during normal business hours of the Companies upon 2 days prior written notice from TCFC.

       5.3 All records maintained by the Companies relating to the Receivables shall be clearly identifiable for audit purposes and may be inspected at any time by TCFC upon 2 days prior written notice from TCFC at the Companies' offices during normal business hours of the Companies.

       5.4 Confidentiality. During the term of this Agreement, and any renewal thereof, TCFC and the Companies each agree that all information communicated to it by the other will be held in strict confidence and will be used only for purposes of this Agreement, and that no such information will be disclosed by the recipient party, its agents, or employees without the prior consent of the other party except to Affiliates, legal representatives or auditors of TCFC or the Companies, provided however, that notwithstanding anything to the contrary herein, neither the Companies nor TCFC shall have any obligation to preserve the confidentiality of the other party's information which: (i) was previously known to such party free of any obligation to keep it confidential; (ii) is or becomes publicly available, other that through disclosure known to the receiving party to have been unauthorized; or (iii) is independently developed by such party, without violating any of its obligations under this Agreement.

6      Servicing:

       6.1 The Companies by themselves, or through TDFM pursuant to the Service Agreement, shall collect, receive, process, and remit proceeds from the collection of Receivables to TCFC in accordance with the Procedures. In the event that TCFC assigns this Agreement, such assignee may serve due notice on the Customers of the assignment of the Receivables and thus instruct the Companies to also act in such assignee's name vis-a-vis such Customers.


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       6.2    The Servicing obligations of the Companies to TCFC shall
              include:

              (a) The Companies shall, in the Companies' name, but on behalf and for the account of TCFC, collect and, when necessary for such purpose, legally enforce any of TCFC's claims against Customers with respect to Receivables of such Customers sold to TCFC without recourse to the Companies, except as set forth in this Agreement.

              (b) Remit to TCFC (as provided in Section 8.4) an amount equal to the amount received from the Customers without deduction.

              (c) The Companies shall take all such action or undertake all legal or other proceedings to enforce payment as TCFC may reasonably require with respect to Receivables for which TCFC has any Credit Risk.

              (d) The Companies shall pay all costs associated with its servicing activities with respect to Receivables including, for example, external service providers and attorneys' fees incurred in the collection process. TCFC shall reimburse the Companies for legal expenses incurred with respect to collection of Reaivables for which TCFC has the Credit Risk.

              (e) Advise TCFC of the uncollectibility of any Reccrvable(s) and to account for such Receivable(s) according to the Procedures.

              (f) Apply any payment received by the Companies from a Customer whose account is the subject of enforcement of collection first in satisfaction of the total amount owed on the oldest outstanding invoice from the Companies to the Customer which are the subject of Receivables sold to TCFC, provided however, that notwithstanding the foregoing provision, proceeds from Receivables that were purchased by TCFC without recourse to the Companies shall only be applied to the payment of such non-recourse Receivables and that proceeds of Receivables that were purchased by TCFC with recourse to the Companies (or for which the Companies later become liable on a full recourse basis) shall only be applied to the payment of such recourse Receivables except to the extent that the parties may otherwise agree to apply and account for the application of the proceeds of Receivables.

              (g) Deliver to TCFC monthly, a complete accounting of all remittances on Receivables (which may be in the form of a printed computer listing) as set forth in the Procedures.

              (h) If so requested by TCFC, the Companies, shall initiate and conduct on behalf of TCFC as owner of the Receivables, any and all proceedings which TCFC reasonably deems appropriate for the collection of Receivables, and the Companies shall likewise execute such acknowledgments of assignment, affidavits as to the existence of Receivables and underlying transactions and appear as witness for the benefit of TCFC, as may be deemed appropriate by TCFC in any such proceedings. If the Companies refuse to join or cooperate in the proceedings as provided above or act as reasonably requested by TCFC or, if it were necessary for any reason that the Companies brought collection action in their own name and they shall refuse to do so, then TCFC in its discretion may notify the Companies that TCFC has decided to cease having any Credit Risk with respect to such Receivable and upon such notification becoming effective hereunder, such Receivable shall become full recourse to the Companies.

              (i) Each party agrees that it will notify the other parties of any counterclaims; cross-claims; or defenses of which it becomes aware that are filed in any legal proceeding which involve any issue other than the enforceability of the credit extended to such Customer. The Companies shall indemnify TCFC for any claim against TCFC, loss, costs, expenses, fees, judgments, or other payments incurred arising directly or indirectly from such counterclaims, cross-claims, or defenses.

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7.     Management of Receivables.

       7.1    Receivables will be managed in accordance with the Procedures.

       7.2 The established, day-to-day operations of the Companies in the performance of their responsibilities in servicing the Receivables under this Agreement will be supervised by TCFC and the Companies shall be exclusively responsible for the engagement and management of its employees.

8.     Payment and Purchase Price

       8.1 Title to Receivables: Purchase of Receivables by TCFC shall vest full, legal, equitable and beneficial title in and to TCFC on the terms and subject to the covenants, conditions, and stipulations contained in this Agreement. Upon any such purchase of Receivables by TCFC, the respective Company shall be deemed to have automatically transferred, assigned, conveyed and delivered to TCFC all right, title and interest in and to all such Receivables purchased by TCFC, together with all credit enhancements held by the Companies with respect to the Receivables purchased by TCFC, including but not limited to guarantees and letters of credit.

              8.1.1 The fact that an invoice has not been issued at the Purchase Date with respect to a purchdsed Receivable shall not affect the validity and enforceability of such purchase.

              8.1.2 Regardless of whether an invoice has been issued at the Purchase Date, the Approval Listing (in the form annexed hereto as Schedule 1 once such Approval Listing is acknowledged as accepted by TCFC (which may be accomplished via electronic or computer transfers, or by facsimile), then such signing or acknowledgment of acceptance by TCFC constitutes conclusive evidence of the transfer of ownership of the Receivable to TCFC, subject to TCFC's ten Business Day right of recession as set forth in Section 1.1.1.

              8.1.3 The Companies covenant and agree that the sale of a Receivable and the transfer of ownership shall be reflected properly on the respective Company's books.

       8.2 Purchase Price: TCFC shall only be obligated to fund the Companies for Receivables purchased by TCFC up to the aggregate amount of TCFC Credit Lines and Vitro Credit Lines established for Customers pursuant to this Agreement, however, in no event shall TCFC purchase from the Companies (except in TCFC's sole discretion) in excess of US $75,000,000 of Receivables. Funding from TCFC for purchases of Receivables made by TCFC under an Approval Listing, will be availabie upon demand from the Companies one (1) Business Day after the corresponding Purchase Date. The date TCFC disburses fumds to the Companies in payment for the purchase of a Receivable shall be the "Funding Date" with respect to each such Receivable.

              8.2.1 When purchases of Receivables are funded TCFC shall pay directly to the respective Company in Dollars for a Receivable an amount (the "Direct Advance") equal to the following formula: A (1 - Discount %) x (Invoice Amount
                     - Adjustment), divided by B. (the Conversion Factor)

                     8.2.1.1 "Discount %" shall mean that percentage as the
                            parties may agree, which TCFC shall apply as a discount to the amount funded by TCFC for a Receivable purchased by TCFC.

                     8.2.1.2 "Invoice Amount" shall mean the total amount that
                            the respective Company invoices the Customer shown on any Receivable.

                     8.2.1.3 "Adjustment(s)" shall mean for each Receivable
                            the aggregate of:

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                            (i)    All discounts and allowances to which the
                                   Customer would be entitled if it paid on the most expeditious basis or in the shortest term; and

                            (ii) All returns and credits regarding such Receivable known at the Purchase Date.

                     8.2.1.4 The "Purchase Price" for a Receivable shall equal
                             the amount of the Direct Advance.

                     8.2.1.5 "Conversion Factor" shall mean, as of the date of
                             any determination making reference thereto, the exchange rate of Mexican Pesos (Pesos) to Dollars entitled "Tipo de Cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la Republica Mexicana," as published by Banco de Mexico on the Diario Oficial de la Federacion, on the date on which such detennination is made.

       8.2.2 Factoring Service Charge: Commencing on the Funding Date of each Receivable and continuing until the date which is the earlier of:

       (i) Up to 90 days after such Receivable is due and payable, as per the invoice date or as otherwise calculated pursuant to Article 9 herein, (which date may be extended by mutual agreement of the parties); or,

       (ii) TCFC has demanded that the respective Company pay TCFC any recourse obligations of the Companies with respect to the Receivable pursuant to Article 9 herein: or

       (iii) Such Receivable is collacted in full and TCFC has received the funds from such collection:

              The respective Company shall pay the factoring service charge ("Factoring Service Charge") to TCFC on the average daily balance of the Outstanding Receivables based upon the then current Factoring Formula Rate (defined below). The term "Outstanding Receivables" shall mean as of the date of any calculation making reference thereto, an amount equal to the sum of the Direct Advances funded by TCFC for all Raceivables purchased by TCFC, minus the US Dollar equivalent that TCFC was able to purchase with the Peso amounts received by TCFC from collections of such Receivables.

              8.2.1.1 Payment of the Factoring Service Charge: The Factoring
                      Service Charge shall be payable monthly, as provided in
                      Section 8.2.2 hereof, in arrears, on the fifth day of each calendar month commencing on the first Funding Date under this Agreement and will be billed to the respective Company on the first day of each such month. The Factoring Formula Rate shall be subject to adjustment, if any, on the first day of each calendar month based upon changes in the One-Month LIBOR Rate (as defined below). The Factoring Service Charge shall be calculated based upon a 360-day year and for the actual number of days elapsed (including the first day but excluding the last day).

              8.2.2.2 Late Fee: If any Receivable purchased and funded by TCFC
                      (for which TCFC is not tanking Credit Risk) is not paid.

                     (i) On or before the date that is up to 90 days (or as may be otherwise extended by agreement of the parties pursuant to Section 8.2.2 (i) above) after the date it is due and payable, or

                     (ii) Within five (5) days after demand by TCFC to the respective Company to pay its recourse obligations with respect to such Receivable, pursuant to
                            Article 9 herein or

                     (iii) Within five (5) days after demand by TCFC to make a payment due under the foreign exchange settlement method set forth in Section 8.4 herein, or

                     (iv) Any Factoring Service Charge under this Agreement is not paid when due and payable,

                     Then the amount outstanding of such Receivable which has not been received by TCFC or the amount of the Factoring Service Charge or other amount due shall be charged a Late Fee which shall be payable by the Companies to TCFC equal to an additional two (2%) percent above the Factoring Formula Rate front such date until paid in full.

       8.2.2.3 Other Definitions: For the purposes hereof the following terms have the meanings set forth below:

              (a) "One Month LIBOR Rate" means a flucatating rate equal to that rate identified as such in the "Money Rates column of the Wall Street Journal on the first business day of the applicable month (a "business day" for purposes of this section 8.2.2.3 only, being any day the Federal Reserve Bank of Chicago is open for the transaction of business);

              (b) "Factoring Formula Rate " means a variable figure equal to the One-Month LIBOR Rate plus 2.0 %.


8.3    Payments:

       8.3.1 The Companies and TCFC agree that the specification of Dollars and payment in the place specified pursuant to this agreement (the "specified place of payment") is of the essence, and Dollars shall be the currency of account in all events. The Companies shall make all payments of all amounts due to TCFC under this Agreement in Dollars, in same day funds in time to be credited in accordance with normal banking procedures on the date when due and payable in account No. 57010 at the Chicago, Illinois offices of The Northern Trust Bank presently located at Chicago, Illinois or on such other Bank or Banks as TCFC from time to time designates. The payment obligations of the Companies under this agreement stated to be payable in Dollars shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the specified place of payment under normal banking procedures does not yield the amount of Dollars in the specified place of payment due hereunder.

       8.3.2 TCFC shall make all payments of amounts due to the Companies under this Agreement to Dollars to the Companies' respective bank accounts (or to such other bank accounts as such Companies may from time to time notify TCFC in writing) as set forth on Exhibit C hereto.

8.4    Currency Fluctuation Obligations:

       8.4.1 The Companies shall have the obligation to hold TCFC harmless from foreign exchange currency fluctuation risk according to the provisions of this Section 8.4. In addition, to the extent that the payment obligations of the Companies under this Agreement are not satisfied or discharged upon payment by or on behalf of the Companies to TCFC of amounts converted from another currency to Dollars, then TCFC shall have the right to demand immediate payment from the Companies of the amount in Dollars still needed to satisfy the payment obligations of the Companies due to TCFC.

        8.4.2   Without prejudice to the obligation of the Companies under
                Section 8.4.1. the parties shall do the following:

                8.4.2.1 TCFC shall calculate the Cross-Currency Balance (as defined in Section 8.4.2.4) on Wednesday of each week, or on the next Business Day if such Wednesday is not a Business Day, provided however that during any such time as the fluctuation in the Cross-Currency Balance is more than 20% between any Wednesday and the next succeeding Wednesday (or next following Business Day if the latter Wednesday is not a Business Day), then TCFC shall calculate the Cross-Currency Balance on every Business Day until such time as the foreign exchange fluctuation between any Wednesday and the next succeeding Wednesday (or next following Business Day if the latter Wednesday is not a Business Day) is less than 20%. If the Cross-Currency Balance whenever calculated by TCFC in accordance herewith is a positive number, the Companies shall pay such Cross-Currency Balance to TCFC, in Dollars within one
                        (1) Business Day in the manner set forth in 8.3.1. If the Cross-Currency Balance whenever calculated by TCFC in accordance herewith is a negative number TCFC may, if so requested by the Companies at such time, or within one (1) Business Day thereafter , pay the absolute value of such Cross-Currency Balance to the Companies, in Dollars, within one (1) Business Day. (The sum of dollar amounts paid by the Companies to TCFC as provided in this paragraph minus the sum of dollar amounts paid by TCFC to the Companies as provided in this paragraph shall be credited towards satisfaction of the obligation of the Companies under
                        Section 8.4.1 upon its being finally determined.

                8.4.2.2 Notwithstanding the provision of Section 8.4.2.1. as from the occurrence of an Event of Default or the giving of notice by TCFC that it will cease purchasing Rrceivables hereunder, TCFC shall calculate the Cross-Currency Balance on every Business Day. If the Cross-Currency Balance on any such day is a positive number, the Companies shall pay such Cross-Currency Balance to TCFC, in Dollars within the next one (1) Business Day in the manner set forth in
                        8.3.1. During the continuance of any Event of Default incurred by the Companies or after the giving of any notice of termination of this Agreement, TCFC shall not be obligated to make any payments to the Companies by virtue of negative Cross-Currency Balances; however, both (i) the positive Cross-Currency Balance payments made to TCFC by the Companies and (ii) the absolute value of negative Cross-Currency Balances on any of such days, shall be credited towards satisfaction of the obligation of the Companies under
                        Section 8.4.1.

                8.4.2.3 Once all Receivables purchased by TCFC are either
                        collected in full (with respect to their original invoice amount in Pesos) from collections from Customers or from recourse payments by the Companies or any remaining balances are written off as losses, then if upon final reconciliation of all Cross-Currency Balance calculations it is determined that the remaining obligation of the Companies under section
                        8.4.1 is an amount lower than the sum of Cross-Currency Balance amounts due from and as yet unpaid by TCFC pursuant to Sections 8.4.2.1 and 8.4.2.2, then, within 5 (five) Business Days following written demand therefor by the Companies to TCFC and provided no Event of Default shall be continuing, TCFC shall pay to the Companies in Dollars. an amount equal to the difference between such two amounts. If upon such final reconciliation of the Cross-Currency Balance calculation it is determined that the obligations of the Companies under Section 8.4.1 have not been fully satisfied then the Companies shall pay to TCFC any remaining amounts necessary to fully satisfy such obligation within five (5) Business Days following written demand therefor by TCFC.

                8.4.2.4 For purposes hereof, the term "Cross-Currency Balance"
                        shall mean. as of the date for which calculated, the difference obtained by subtracting (i) the nominal US Dollar equivalent calculated at the Conversion Factor applicable on such date, of the outstanding balance (which balances shall be deemed reduced not only by collections from Customers but also by recourse payments made by the Companies to TCFC and the amounts of losses written off by TCFC with respect to Receivables) of Receivables denominated in Pesos purchased by TCFC, from (ii) the nominal US Dollar amount of the Direct Advance made by TCFC with respect to each of such Receivables minus (a) the Dollars purchased by TCFC with the Peso amounts received by TCFC from collections of such Receivables, (b) the Dollars received by TCFC from the Companies pursuant to recourse payments on account of such Receivables, and (c) the Dollar equivalent of any losses written off by TCFC with respect to such Receivables calculated at the Conversion Factor applicable on the date on which such losses are written off, or on the following Business Day if such day is not a Business Day. For purposes of this calculation, should TCFC write off a loss with respect to any of such Receivables and thereafter receives a recourse payment from the Companies intended to cover or apply to the loss written off or TCFC recovers from the relevant Customer an amount previously written off by TCFC as a loss or previously covered by a recourse payment from the Companies for a loss, such additional amounts received by TCFC shall not be deducted from the sum to be determined under item (ii) of this
                        Section 8.4.2.4.

                8.4.2.5 Nothing herein shall release the Companies from their obligation under Section 8.4.1.

                8.4.2.6 Furthermore, TCFC shall also have the right to
                        immediately setoff and deduct such amounts still due to TCFC by the Companies from any payments which may otherwise be due from TCFC to the Companies. If for purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the "second currency"), the rate of exchange which shall be applied shall be that specified in Section 8.2.1.5. The obligation of the Companies in respect of any such sum due to TCFC bmeunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by TCFC of the sum adjudged to be due hereunder or under the account receivables acquired by TCFC in the second currency. TCFC may, in accordance with normal banking procedures, purchase and transfer to the specified place of payment Dollars with the amount of the second currency so adjudged to be due. The Companies agree to indemnify TCFC against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due hereunder which is expressed and paid in secondary currency, other than Dollars, and as a result of any variation between (i) the rate of exchange at which Dollars amount is converted into secondary currency for the purposes of such judgment or order, and (ii) the rate of exchange at which TCFC is able to purchase Dollars with the amount of judgment currency actually received by TCFC. The foregoing indemnity shall constitute a separate and independent obligation of the Companies and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversions into Dollars.

        8.4.3 Payments on business days: Whenever any payment to be made by the Companies or TCFC hereunder shall become due on a day other than a Business Day, either for Mexico or the

                United States of America, the due date thereof shall be extended the next succeeding Business Day. The term "Business Day, shall mean a day other than a Saturday or Sunday when (i) TCFC is open for normal business operations in the United States of America, and (ii) the Companies are open for normal business operations in Mexico.

        8.5     Taxation:

                (a) All payments to be made by the Companies hereunder shall be made without setoff (except for any setoff arising from amounts due by TCFC hereunder), defense or countcrcimin. including, without limitation, any defense or counterclaim based an any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body in Mexico and which may adversely affect the obligation to make, or the right of TCFC two receive, such payments free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed by or within Mexico or by any political subdivision or taxing authorities thereof or therein unless the Companies are compelled by law to make payment subject to such taxes. In the event that the Companies are prohibited by law from making any such payments free of deductions or withholdings, then the Companies shall pay such additional amount to WPC within five (5) Business Days of TCFC's demand therefor, as may be necessary so that the actual amount received by TCFC after the Companies have paid any such deduction or withholding taxes (and after payment of any additional taxes or other charges due as a consequence of the payment of such deduction or withholding) is the same as though deduction or withholding taxes were not required. Notwithstanding the above provisions, the parties hereby agree that with respect to any amounts required to be withheld by the Companies from payments to TCFC up to the rate of 4.9%, and (ii) amounts of withholding taxes which are assessed on such payments to TCFC at a rate in excess of 15%.

                (b) The Companies shall pay directly to the appropriate taxing authority any and all present and future taxes, levies imposts, deductions, stamp and other duties, filing and other fees or charges (includiqg without limitation any capital transaction tax or foreign exchange tax or charge) and all liabilities with respect thereto imposed by the law of Mexico or by any taxing authority thereof or within with regard to any aspect of the transactions contemplated by this Agreement or the execution and delivery of this Agreement or other documentation hereunder, provided, however, the Companies may contest, at the Companies' sole cost and expense, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or imposition, in whole or in part, of any tax, provided that (a) the Companies shall have set aside on its books adequate reserves with respect thereto: (b) that no assets of the Companies would be in any immediate danger of being forfeited or taken or a lien being unpaid thereon, (c) that the Companies would not be incurring any criminal liability for failure to pay such tax during the pendency of the contest; (d) if such contest be finally resolved against the Companies, the Companies shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon; and (e) no Event of Default exists. The Companies shall hold IWCPFC harmless from any liability with respect to the delay or failure by the Companies to pay any such taxes or charges and shall reimburse TCFC, upon demand, for any such taxes paid by any of them in connection herewith whether or not such taxes shall be correctly or legally asserted or otherwise contested or contestable together with any interest, penalties and expenses in connection therewith.

                (c) Notwithstanding the foregoing, if the Companies shall pay any tax or charge as provided herein or shall make any deductions or withholdings from amounts paid hereunder, the Companies shall within five (5) Business Days of such timely payment to the Mexican tax authorities, forward to TCFC official reccipts or evidence acceptable to TCFC establishing payment of such amounts.

        8.6 Statement: TCFC shall send a monthly statement of account to the Companies which shall constitute an account stated and be binding upon the Companies with respect to the matters reflected therein and in any matters previously reported to the Company which we incorporated therein, except to the extent that written exceptions thereto are served upon TCFC within thirty (30) days of such statement.

        8.7 Material Change: The Companies hereby agree that the obligations of TCFC hereunder are subject to the condition that there be no material change in governmental regulations or monetary policies of the United States of America or of Mexico, including any such change relating to TCFC which would have the effect of reducing the rate of return on the capital of TCFC below the level contemplated hereby. In the event that any law, regulation, treaty or official directive or the interpretation or application thereof by any court or governmental authority of the United States of America or of Mexico or the compliance with any guidelines or request of either or any subdivision thereof (whether or not having the force of law): (i) subjects TCFC to any tax with respect to any amounts payable hereunder by the Companies or otherwise with respect to the transactions contemplated hereunder (except for taxes on the overall net income of TCFC imposed by the United States of America or any political subdivision thereof), or (ii) imposes upon TCFC any other condition with respect to the purchases made hereunder, and the result of any of the foregoing is to increase the cost to TCFC, reduce the income received or receivable by or return on equity of TCFC or impose any expense upon TCFC with respect to any purchases hereunder, TCFC shall so notify the Companies. In such event TCFC shall have the option to. require the Companies to pay TCFC the amount of such increase in cost, reduction in income, reduced return on equity or additional expense. The Companies agree to pay TCFC the amount of such increase in cost, reduction in income, reduced return on equity or additional expense as and when such cost, reduction in income, reduced return on equity or additional expense is incurred or determined, upon presentation by TCFC of a statement in the amount and setting forth TCFC's calculation thereof (in determining such amount, TCFC may use any reasonable averaging and attribution methods), which statement shall be deemed true and correct absent manifest error. In the event TCFC requires the Companies to make payments to TCFC pursuant to this
                Section 8.7, the Companies shall have the right, provided no Event of Default shall have occurred and be continuing, to send a notice to TCFC of the Companies' intent to terminate this Agreement, which termination shall become effective after the lapse (counted as from the date in which such notice becomes effective hereunder) of the number of months (not to be in any event less than three) so specified by the Companies in such notice, provided however, that the Companies will continue to be obligated to reimburse TCFC for all such payments for such amounts that accrue or are incurred by TCFC prior to and during such period.

9.      Risk of Loss.

        9.1 The purchase by TCFC of Receivables will be on a full recourse or non-recourse basis as determined the extent that TCFC has assumed Credit Risk therefor pursuant to the terms of this Agreement and the parties hereby agree that should the recourse rights of TCFC against a Company at any time be analyzed by a court of law applying Mexican law, then such recourse rights shall be deemed to arise from a "garantia de cobro" which shall be deemed to have been hereby agreed to as permitted Article 391 of the Commercial Code of the United Mexican States.

                9.1.1 If the Direct Advances funded with respect to any Receivable were an amount higher than the amount actually due and payable by the corresponding Customer under that Receivable for any reason other than by reason of an exchange rate fluctuation (including. without limitation, by reason of a credit issued by a Company or a debit not raised by a Customer in respect of a discount taken or other claim), then, the Companies will pay such difference to TCFC within five (5) Business Days from the date of TCFC making demand for payment therefor. In addition, TCFC may at its sole option, deduct such payment from any payment due the Companies from TCFC.

                9.1.2 If the original invoice for any purchased Receivable shall not have been received by TCFC within five Business Days following written request therefor by TCFC to the Companies, then such Receivable shall become full recourse to the Companies.

          9.2  If a purchased Receivable becomes an Uncollectible Receivable
               (as defined in Section 9.3) then, the Company shall, upon demand by TCFC, pay to TCFC, within five (5) Business Days from the date of such demand without deduction, an amount in Dollars which at the Conversion Factor on the date of delivery to TCFC shall be equal to the allocable percentage share of Credit Risk assumed by the Companies, or such portion of the Credit Risk as the parties may have otherwise previously agreed to be assumed by the Companies, with respect to the Uncollectibility Loss for such Receivable (as defined in Section 9.3). This obligation shall apply regardless of any reason expressed by the Customer for nonpayment, including, without limitation, any breach of contract by the Company, the costence of any setoff or counterclaim, the right to a deduction, any matter which would constitute a breach of the Company's warranties and covenants to the Customer, the Company's acceptance of the return of any goods which are the subject of a Receivable, or the Company's liability to credit the Customer. In the event that the Company pays TCFC the Dollar equivalent of the allocable percentage share of Credit Risk assumed by the Companies, or such portion of the Credit Risk as the parties may have otherwise previously agreed to be assumed by the Companies, with respect to the Uncollectibility Loss as herein provided and provided no Company shall have incurred an Event of Default, then any further. payments received by TCFC on such Receivable shall be remitted to the Company within five (5) Business Days. In the event that any Company shall have incurred an Event of Default then TCFC shall not remit any such payments as would otherwise be due the Companies pursuant to the above provisions until such time as the Companies have cured such Event of Default or all obligations of the Companies to TCFC pursuant to this Agreement have been fully satisfied. Each such Dollar amount delivered by the Companies to TCFC shall be deemed a collection on account of such Receivable for all other purposes hereof. The Dollar equivalent of the unpaid portion of any Uncollectible Receivable, after giving effect to the recourse payment by the Companies, if any, shall be written off from the aggregate outstanding balance of purchased Receivables.

          9.3  Uncollectible Receivables and Uncollectibility Loss:

               9.3.1 Uncollectible Receivables: Without limitation, a
                     Receivable shall be deemed to be uncollectible ("Uncollecttble Receivable") upon the earlier of any of the following events:

                9.3.1.1 Insolvency: The Customer-obligor under the Receivable becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to or applies for concurso mercantil or any bankruptcy proceedings, or is submitted to or makes or there is made an application for the process of control administration or of preliminary concordat or is put into forced or voluntary liquidation, or such Customer shall otherwise enter into any settlement or commence any proceedings under any law, regulation or decree of Mexico relating to reorganization arrangement, readjustments of debts, dissolution or liquidation by reason of insolvency, whether now or hereafter in effect; or


                9.3.1.2 Nonpayment: The Customer under the Receivables shall fail to pay the amount due on the Receivable when due and payable and such default has continued for a 90-day term from the time the Receivables was originally due for any reason. including, without limitation, a dispute regarding the goods or otherwise, strike, currency restriction or failure of consideration in the underlying transaction.

                9.3.1.3 Uncollectible: TCFC notifies the Companies that TCFC deems a Receivable uncollectible or that TCFC believes, with reasonable good grounds and in good faith, that it is unlikely that payment by the Customer of the Receivable will be made on the date the Receivable will be due and payable (as determined by TCFC in its reasonable discretion.

                9.3.2 Uncollectibility Lcss. The term " Uncollectibility Loss" of a Receivable means the result of subtracting, from the Original Invoice Amount of such Receivable, the amount of Pesos actually collected by TCFC on account of such Receivable prior to the date on which such Receivable became an Uncollectible Receivable. For purposes hereof, the term "Original Invoice Amount" of a Receivable means the Peso amount stated as due (including any debits or credits so stated) by a Customer on account of such Receivable (i) in the Approval Listing where such Receivable shall have been offered for purchase to TCFC hereunder or, in the absence of an individual statement in that regard in an Approval Listing with regard to such Receivable, then (ii) in the face of the document or documents evidencing such Receivable.

        9.4 Commercial Disputes. If a Receivable becomes subject to a Commercial Dispute (defined below) whether or not TCFC is taking Credit Risk with respect to such Receivable, then TCFC shall allow the respective Company thirty (30) days to resolve any asserted or alleged Commercial Dispute. Any amounts that a Company may allow as a settlement amount with respect to the Customer relating to the Receivable in dispute shall not be subject to Credit Risk on the part of TCFC, and if TCFC has funded a Company for the purchase of such Receivable from the Companies then the Companies shall within 5 Business Days pay TCFC the amount allowed by the Companies in settlement as a reduction of the amount due by such Customer under such Receivable. If at the end of such 30-day period such Commercial Dispute has not been resolved then TCFC shall no longer have any Credit Risk for the portion of the Receivable that remains in dispute, and if TCFC has funded a Company for the purchase of such Receivable from the Companies, then the Companies shall within 5 Business Days pay TCFC the amount of such Receivable remaining in dispute. "Commercial Dispute" shall mean any dispute or claim in any respect (including, without limitation, any alleged dispute as to price, terms, quantity, quality, or late delivery, and claims of release from liability, counterclaim, or any alleged claim of deduction, offset, counterclaim or otherwise, arising out of an invoice or any other transaction.

        9.5 Assignment of Receivables. With respect to all Receivables which am purchased by TCFC. the Companies shall thereafter be deemed to have assigned all of the respective Company's title and interest in such Receivables to TCFC along with all of such Company's interest in the goods represented by such Receivable and in all goods that may be returned by Customers with respect to such Receivable and in all of the respective Company's rights as an unpaid vendor with respccl to such Receivable. The Companies agree to execute any documents or related items that may be necessary to evidence such assignment.

10. The Companies' Warranties and Covenants:

        10.1 Warranty. Each Company warrants, as of the date hereof and as of the date of each purchase made hereunder, to TCFC as follows:

                10.1.1  That for every Receivable which is purchased by TCFC:

                (a) The respective Company will be the legal and beneficial owner of such Receivable and entitled to sell and assign the same to TCFC free from any mortgage, charge or other encumbrance and such Receivable will be legally enforceable by the Companies and, that other than as may be provided by law, or any Adjustments, as disclosed in such Receivable or otherwise disclosed in writing to TCFC, no justification for the non-payment of the full amount of such Receivable to the Companies by the Customer exists; and that the particulars of such Receivable in the Receivables List will be true and accurate;

                (b) The Companies will not have sold or assigned or allowed anyone else to assume Credit Risk or offered to have sold or assigned or have Credit Risk assumed with respect to such Receivable to any person other than TCFC.

                (c) For each Receivable sold to TCFC the Companies shall have shipped the product invoiced, except for the events in which a "Prestamo-Bodega-Cliente" condition or arrangement was made with a Customer provided the respective Company shall have communicated such condition or arrangement in writing to TCFC on or prior to the Approval Listing Date and TCFC shall have granted its consent thereto (such consent not to be unreasonably withheld), as well as any other cases where the parties agrees otherwise.

                (d) That the joint and several liability obligation of each of the Companies' obligations contained in this Agreement constitute the legal, valid and binding obligations of each Company enforceable in accordance with their terms, except that the joint obligation of each Company (other than Vitro Envases Norteamerica, S.A de C.V.) with respect to the obligations of each other Company hereunder shall be unenforceable for as long as the resolutions of the general extraordinary shareholders' meetings referred to in Section 11.1.7 are not adopted, notarized and registered as indicated therein.

        10.1.2 That the Companies have no other factoring arrangements as of the date of this Agreement and during the term of this Agreement the Companies shall have no other factoring arrangements.

        10.1.3 That there are no registrations and approvals of Mexico, of any legislative body or government agency thereof necessary for the due execution and delivery of this Agreement.

        10.1.4 That this Agreement constitutes the legal, valid and binding obligations of the Companies enforceable in accordance with their terms.

        10.1.5 That there are no pending or threatened legal actions, arbitration or other proceedings which may materially and adversely affect the financial condition of the Companies taken as a whole or the validity or crAccabilits+ of this Agreement.

        10.1.6 That the Companies have taken all necessary corporate and other action to authorim the execution and delivery of this Agreement and the performance and observance of the terms and conditions hereof and there is no provision of any of the Companies' articles of iporation and bylaws, or of any treaty provision, law, ordinance, decree or regulation and no contractual our other obligation binding on the Companies that are or will be contravened by the execution and delivery of this Agreement or by the performance or observance of any of the terms hereof.

        10.1.7 That the Companies shall each provide TCFC with quarterly financial statements within 45 days after the end of each fiscal quarter, and they shall each provide TCFC with copies of their respective annual audited financial statements, accompanied by a certificate of an independent accountant within 120 days after the ad of each of Companies' respective fiscal years. The Companies' financial statements are currently prepared on a consolidated basis with the financial statements of Vitro Envases Norteamerica, S.A. de C. V. and shall be furnished to TCFC on such consolidated basis. Such consolidated financial statements shall be prepared in accordance with Mexican generally accepted accounting principles. In addition, the Companies agree to provide TCFC with such additional financial information as TCFC may from to time reasonably request.

10.2     Covenants: Each Company covenants and agrees:

         10.2.1 That for every Receivable, the Companies will not, without the prior written consent of TCFC (a) permit any setoff, counterclaim or right to a deduction to arise at any time, beyond what would customarily be done in the normal course of business, and the Companies agree that they shall nevertheless be liable to TCFC for the repayment of any such setoffs, volume discounts, early payment discounts, oounterclaims or deductions to the extent such items reduce the amount payable under a Receivable; (b) assign, modify or deal with such Receivable except as expressly provided for in this Agreement, nor (c) grant any extension of time for payment (beyond that set forth in the credit procedures agreed to by TCFC and the Companies) or any waiver or other indulgence.

         10.2.2 That all facts, figures, and statements of any kind and all signatures appearing on every contract and other document supplied to TCFC as evidence of or relating to a Receivable will be true and genuine.

         10.2.3 That it will indemnify and keep indemnified TCFC against any claim or counterclaim of whatsoever nature by a Customer in respect of a purchased Receivable and all costs and expenses suffered or incurred by TCFC im connection with any such claim and the Companies shall pay to TCFC upon demand, within any deduction whatsoever, the amount of any resulting losses, damages, casts, charges, and expenses so suffered or incurred by TCFC, provided that such indemnity shall be limited to actual out of pocket costs, expenses or liabilities incurred by TCFC with respect to such events.

         10.2.4 That for my Receivable for which TCFC has arty Credit Risk that is more than 90 days past due for whatever reason, or with respect to which TCFC reasonably believes in good faith that the financial situation of the Customer has materially deteriorated, then TCFC may request the Companies to stop shipping product to the Companies' Customer that is the account debtor with respect to such delinquent Receivable. Upon receipt of such request from TCFC the Companies shall immediately stop shipping product to such Companies' Customer. If the Compames shall breach this covenant with respect to any Companies' Customer, then without limiting TCFC's rights hereunder, all Credit Risk with respect to all existing Receivables of such Companies' Customer shall cease immediately and automatically upon shipment by the Companies of product to such Companies' Customer and the Companies shall become liable on a full recourse basis with respect to all such Receivables with respect to such Customer.

         10.2.5   Taxes.

                  10.2.5.1 General withholding and other taxes: TCFC shall not be resident or domiciled or be deemed to have established a place of business or to be carrying on any, business in Mexico by reason of the execution, delivery, performance or enforcement of this Agreement or any document provided hereunder.

                  10.2.5.2 TCFC Indemnity. In the event Mexico or any
                           government agency has establishes or hereafter establishes or rules that withholding tax or other charges are applicable to any payments hereunder or if so established, any increases thereto, in Mexico during the term of this Agreement, the Companies agree to indemnify and pay to TCFC the amount that any such increased taxes or charges are determined to be due and payable by TCFC or its assigns in connection with the establishment of any taxes (or increases thereto) applicable to any payments made hereunder. Notwithstanding the above provisions, the parties hereby agree that with respect to any amounts required to be withheld by the Companies from payments to TCFC as a result of Mexican withholding taxes, the Company shall only be obligated to indemnify TCFC for (i) Mexican withholding taxes assessed on such payments to TCFC up to the rate of 4.9%, and (ii) amounts of withholding taxes which are assessed on such payments to TCFC at a rate in excess of 15%. Further, all such indemnity payments from the Companies to TCFC shall be free of withholdings of any nature whatsoever (and the Companies shall pay an additional amount such that the net amount actually received by TCFC will after such withholding equal the full amount of the payment then due) and shall be free of expense to TCFC for collection or other charges.

                  10.2.5.3 That the Companies shall promptly give notice to
                           TCFC of (i) the occurrence of any Event of Default (as defined below) or any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, or
                           (ii) any circumstances which could materially affect the fulfillment by the Companies of their obligations hereunder.

         10.2.6. That the Companies shall comply at all times with the following financial covenants as determined by and based upon the financial statements of Vitro Envases Norteamerica, S.A de C.V. and its Consolidated Subsidiaries on a consolidated basis:

                  (i) Minimum Tangible Net Worth: Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries shall keep at all times a Minimum Consolidated Tangible Net Worth of at least (a) US $80 million Dollars US from the date of this Agreement through December 30, 2000, and (b) such required mmumm amount shall increase on December
                           31, 2000, and on December 31 of each following year, in an amount equal to at least 50% of the than current calendar years' consolidated net income for Vitro Envases Norteamerica, S.A. do C.V. and its Consolidated Subsidiaries (without taking into account any losses incurred in any fiscal year);
                           and

                  (ii) Limitation On Indebtedness: Vitro Envases Norteamerica, S.A. de C. V. and its Consolidated Subsidiaries shall not incur any Indebtedness unless, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the ratio of Vitro Envases Norteamerica, S.A. de C.V.'s and its Consolidated Subsidiaries' Consolidated Indebtedness to Vitro Envases Norteamerica, SA de C.V.'s and its Consolidated Subsidiaries' Consolidated EBITDA would be greater than zero and less than or equal to 4.25 to 1.0 on the date of such incurrence, except:

                           (a) Consolidated Indebtedness to the extent Vitro Envases Norteamerica S.A., De C.V. and its Consolidated Subsidiaries refinance Consolidated Indebtedness otherwise permitted hereunder, other than Consolidated Indebtedness incurred under clause (b) below;

                           (b) Consolidated Indebtedness of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries incurred for working capital needs in the ordinary course of business or to refinance interest expense, in an aggregate principal amount at any time not to exceed US $90,000,000;

                  10.2.6.1 The following definitions shall apply to this
                           Section 10.2.6:

                           Consolidated Tangible Net Worth means, at any date, for Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries, the total of consolidated unimpaired paid-up capital, retained earnings and reserves not allocated to specific liabilities of Vitro Envases Norteamerica S.A. de C.V. and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Amounts" means the amount (to the extent reflected in determining such consolidated capital) of (i) all write-ups (other that write-ups resulting from foreign currency translations and write-ups of assets of a concern business made within twelve months after the acquisition of such business subsequent to December 31, 1998 in the book value of any assets owned by Vitro Envases Norteamerica, S.A. de C. V. or a Consolidated Subsidiary other than evaluations of assets in accordance with generally accepted Mexican accounting principles, (ii) all investments in unconsolidated subsidiaries and all equity investments in third parties which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets as defined by TCFC.

                           Consolidated Subsidiary means, at any date, as to Vitro Envases Norteamerica. S.A de C.V., any subsidiary or other entity of Vitro Envases Norteamerica, S.A de C.V., the accounts of which would be consolidated under generally accepted accounting principles with those of Vitro Envases Norteammica, S.A de CV. in its consolidated financial statements if such statements were prepared as of such date and were consistent with financial statements as required pursuant to
                           Section 10.1.7 herein.

                           Consolidated EBITDA means, at any date, for the fiscal period in question. the consolidated operating income, plus depreciation, plus amortization, plus cash derived from interest income, plus non-cash charges in aggregate amount (for all fiscal periods) not greater than US $10.000,000 US. in each case. of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries, as set forth in the most recent financial statements of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries delivered to TCFC pursuant to Section 10.1.7 hereof.

                           Indebtedness means at any time with respect to any Person (without duplication), (i) all of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of banker's acceptances, letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except trade'aooounts payable arising in the ordinary course of business, (v) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (vi) all indebtedncs.
                           secured by a lien on any asset of a Person, whether or not such indebtedness is an obligation of such Person, (vii) all Indebtedness of and any liquidation preference and any mandatory redemption payment obligations in respect of preference stock issued by other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such person, (viii) to the extent not otherwise included under this definition, obligations of such Person in respect of any interest rate swap, cap or collar agreement interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, net of all benefits under such agreements to the extemt able to be set off against such obligations, (ix) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (x) all indebtedness of others in respect of which such Person has guarantee obligations, and
                           (xi) all obligations of such Person in respect of such Person's guarantee obligations.

                           Consolidated Indebtedness shall mean at any time the Indebtedness of Vitro Envases Norteamerica, S.A. de C.V. and its Consolidated Subsidiaries on a consolidated basis.

                           Person shall mean as individual, corporation, limited liability company, partnership, association, trust of other entity or organization, including a government or political subdivision thereof.

                  10.2.6.2 Vitro Envases Norteamerica, SA de C.V. will provide to TCFC a statement of its compliance with the above covenants on a quarterly basis.

         10.3 Negative pledge: The Companies shall not permit any of their respective Indebtedness exceeding the amount of USUS $10 million to be secured by any lien, charge, encumbrance or other security interest, in favor of any creditor or class of creditors covering any present or future assets, revenues or rights to the receipt of income of a Company unless the benefit of such security or other preferential arrangement is at the same time extended equally and ratably to secure all amounts hereunder provided, however, that the foregoing shall not apply to liens, charges, encumbrances or other security interests upon a Company's property (i) established or assumed at the time of purchase to secure payment of the purchase price of such property acquired in the ordinary course of business: (ii) established or assumed in the ordinary course of business; or (iii) arising as a matter of law or (iv) liens or encumbrances granted to secure Indebtedness prior to the date of this Agreement.

11. Events of Default: Remedies

         11.1 If any of the following events occurs (each of the foregoing shall be called an "Event of Default"):


                  11.1.1 Non-payment: Any Company shall fail to pay (i) any amount demanded to be paid by TCFC with respect to recourse obligations of the Companies with respect to any Receivable under the terms and conditions of this Agreement, or (ii) the Factoring Service Charge due hereunder when such amount is due and payable, or (iii) any other material amount the Company is obligated to pay TCFC when such amount is due and payable, or


                  11.1.2 Breach of other obligations: Any Company shall default in the due performance and observance of any other material provision hereof; which default is incapable of remedy or, if capable of remmdy, is not remedied within thirty (30) days after written notice of such default shall have been given to a Company by TCFC; or

                  11.1.3 Cross-Acceleration: The acceleration or maturation prior to scheduled maturity of (i) any present or future Indebtedness of a Company, or (ii) any present or future guaranty for or indemnity in respect of, Indebtedness, provided, however, that the aggregate amount of the relevant Indebtedness, guaranties or indemnities being accelerated equal or exceed US$10 million or its equivalent in any other currency or currencies; or

                  11.1.4 Termination of Servicing Agreement: Termination occurs under the Servicing Agreement: or


                  11.1.5 Insolvency: Any Company becomes insolvent, makes a general assignment for the benefit of creditors, is generally unable to pay its debts as they fall due, or becomes subject to or applies for concurso mercantil or any bankruptcy proceedings, or is submitted to or makes or there is made an application for any protection from its creditors or is put into forced or voluntary liquidation, or any Company shall otherwise enter into any settlement or commence any proceedings under any law, regulation or decree of any applicable jurisdiction relating to reorganization, arrangement, readjustments of debts, dissolution or liquidation by reason of insolvency, whether now or hereafter in effect, provided however that in the event of as involuntary petition the Companies shall have 30 days to get the proceedings dismissed before it shall be an Event of Default; or


                  11.1.6 Authorizations and consents: Any action or condition or thing (including the obtaining or effecting of any any consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable each Company lawfully to enter into, exercise its rights and perform and comply with its obligations hereunder, and (ii) to ensure that those obligations are legally binding and enforceable by each Company, is not taken, fulfilled or done; or

                  11.1.7 Illegality: It is or will become unlawful or unenforceable for any Company to perform or comply with any one or more of its obligations hereunder, on the understanding that in the case of the joint obligation of each Company with respect to the obligations of each other Company hereunder, an Event of Default shall occur unless, within the next following 120 calendar days, (a) resolutions are adopted by the general extraordinary shareholders' meeting of each Company (other than Vitro Envases Norteamerica, S.A. de C.V.) (i) respectively amending such Company's charter and by-laws to expressly allow such Company to guarantee at least the obligations of the other Companies hereunder and their successors and (iii) respectively ratifying the joint obligation of such Company haeunder as from the date of this Agreement pursuant to its terms, and (b) such resolutions are properly notarized in accordance with applicable law, and (c) the notarial instruments containing the resolutions amending the charters and by-laws abovementioned are properly registered at the appropriate public registries of commerce in accordance with applicable law;

                  11.1.8 Financial Covenants: In the event that the Companies breach any of the financial covenants: or

                  11.1.9 Misrepresentatian: If any representation, warranty or other statement made herein or in any certificate or document delivered from any Company to TCFC is incorrect or misleading in any material respect as of the date at which it is made or deemed to be made.


                  11.1.10 Material Adverse Effect: If any signifilcant change that: (a) may negatively impact on or affect the management, financial position, stockholders equity, results of operations the business, operations, property, condition (financial or otherwise) or prospects of any Company; or (b) may have a significant negative effect on the validity or enforceability of this Agreement, or on the rights or remedies of TCFC under this Agreement, or on the Receivables, shall occur.


                  11.1.11. Chance of Control. TCFC may terminate this
                           Agreement, at its sole option, in the event that there is any material change (of more than 50%) of the current equity ownership interest in a Company, except for, and to the extent that, any such change derives from any corporate merger, consolidation, spin-off and/or any other change in the equity ownership interest of any of the Companies and as a result of the same, any "affiliated entities" of any of the Companies result to be the new equity owners thereof. For purposes of this paragraph the term "affiliated entities" shall mean any legal entities which are, at such time, controlling or controlled by Vitro Envases Norteamerica, SA de C.V.

                  11.2 Remedies: Upon the occurrence of any Event of Default TCFC may, in its sole and absolute di-scretion, without limitation, do any or all of the following at any time thereafter.

                           (i) By written notice to a Company, declare any amount outstanding under this Agreement immediately due and payable, whereupon the same shall become immediately due and payable;

                           (ii) Cease making further purchases hereunder or otherwise terminate this Agreement;

                           (iii) Notify Customers of TCFCs purchase of the Receivable;

                           (iv) Proceed directly to collect or enforce any and all rights and remedies with respect to the Receivables,

                           (v) Require the Companies to provide all endorsements to any instruments and to the Receivables as TCFC may require;

                           (vi) Require the Companies to segregate in a separate, traceable account, all proceeds from any of the Receivables purchased by TCFC; or

                           (vii) Take any other action deemed reasonably necessary by TCFC in furtherance of any of the foregoing and the exercise of any of its remedies.

12.      Term and termination.

         12.1 The term of this Agreement will commence on the date of execution by the parties hereto ("Effective Date") and will continue for five (5) years from the date thereof, unless earlier terminated in accordance with the provisions of this Agreement. Either party may terminate this Agreement with or without cause upon a 9-month prior written notice to the other party. The parties may agree to extend the term of this Agreement at any time. Upon termination of this Agreement all obligations of the Companies and TCFC under this Agreement which were incurred prior to the effective date of termination shall remain in full force and effect until fully satisfied by such respective parties.

         12.2 Notwithstanding anything herein to the contrary, it shall be understood that the Companies may, at their sole option, terminate this Agreement upon prior written notice in the event that there is any material change (of more than 5O%) of the current equity ownership interest in TCFC or its ultimate controlling shareholder, except for, and to the extent that any such change derives from any corporate restructure, merger, consolidation, spin-off and/or any other change in the equity ownership interest in TCFC or its ultimate controlling shareholder and as a result of the same, any "affiliated entities" of TCFC or of its ultimate controlling shareholder result to be the new equity owners thereof. For purposes of this paragraph the term "affiliated entities" shall mean any legal entities which are, at such time, controlling, controlled by or under common control with TCFC or its ultimate controlling shareholder.

13. Exclusivity.

         13.1 During the term of this Agreement or any extension hereof, the Companies agree that they will not enter into a factoring agreement or financing program with any bank, finance company, person or other entity involving the factoring, sale, assumption of credit risk, assignment or financing of Receivables.

14. Miscellaneous.

         14.1 Further cooperation. Each Company will execute whenever requested by TCFC all reasonable documents and do such things as TCFC may reasonably require to vest full legal title to the Receivables in TCFC. Each Company irrevocably and by way of security appoints TCFC its attorney in its name and on its behalf following termination of this Agreement to execute any such documents and also to collect, enforce, realize, and give receipts and discharges for any Receivables.

         14.2 Governing Law; Language. All construction and interpretatipn of the terms, covenants and conditions hereof and all notices given hereunder shall be in the English language. All provisions of this Agreement relating to the transfer and perfection of the ownership of Receivables shall be governed under and construed in accordance with the laws of Mexico. All other terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, United States.

         14.3 Submission to jurisdiction. Each Company and TCFC hereby irrevocably consents that any legal action or proceeding against it or any of its property with respect to any of the obligations arising hereunder or relating to this Agreement may be brought in any of the following locations: (1) any court located in the state, country, territory or province where the party against whom an action is brought is domiciled, or (ii) any court in federal or state court of the United States of America located in the City of New York,
                  New York as the party bringing such action may elect, and by execution and delivery of this Agreement each Company and TCFC hereby submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property. generally and unconditionally. the non-exclusive jurisdiction of the aforesaid courts. The Companies or TCFC may serve process in any manner permitted by law to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction in the United States of America or of Mexico. Each Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, in any of the above mentioned jurisdictions, and hereby further irrevocably waives any claim that such jurisdictions are not convenient forum for any suit, action or proceeding.

         14.4 Waiver, remedies cumulative. No failure to exercise and no delay in exercising on the part of the Companies or of TCFC, of any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial execise of any right, power or privilege preclude any other or further exercise thereof, or the execise of any other rights, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No waiver in any particular instance shall constitute a waiver in any other instance.

         14.5 Notices. Except as otherwise specified herein, all notices to or upon the parties hereto under this Agreement shall be in writing (including teletransmissions including by facsimile), shall be given or made to the party to which such notice is required or permitted to be given or made under this Agreement at the address or telex or telecopier number set forth below, or at such other address or telex or te1ecopier number as any party hereto may hereafter specify to the others by notice in writing, and (unless otherwise specified herein) shall be deemed delivered: (a) on receipt or on rejection of a tender of delivery, if teletransmitted or delivered by hand (which includes a tender of delivery by any commercially recognized overnight delivery service such as Federal Express or UPS) and a teletransmission shall be followed by sending an executed original by overnight courier delivery addressed to the party: (a) TCFC at 5595 Trillium Boulevard, Hoffman Estates. IL. 60192. USA facsimile number 847-747-7458; (b) the Companies at Magallanes 517 Ote. Col. Trevino, Monterrey, N.L., Mexico, C.P. 64550, telecopy 011-52-8-329-14-44; or at such other address as the relevant party. may hereafter specify for such purpose to the other by notice in writing. Any notice given by TCFC under this to a Company may be given to any Company and such notice shall be deemed to have been given to such Company individually and as agent for all Companies hereunder without the need to specify that any such notice is being given to all Companies or to one Company, as agent for all Companies.

         14.6 Assignments. This Agreement shall be binding upon and inure to the benefit of the Companies and TCFC and their respective successors or assigns, except that neither the Companies nor TCFC may assign or transfer all or any part of its rights or obligations hereunder without the prior written consent of the other, except that TCFC may assign this Agreement and the Companies hereby consent in advance, to the agreement, to any entity affiliated with or a subsidiary of or parent of TCFC.

         14.7 Titles. Titles under this Agreement are for ease of reference only and shall not affect the construction or interpretation thereof.

         14.8 Joint and Several Liability. Each Company hereby acknowledges and agrees that it is jointly and severally liable with each other Company for the obligations of each Company hereunder, no matter howsoever arising, existing or evidenced. TCFC, in enforcing its rights or collecting amounts due to it hereunder may proceed against one or more of the Companies, at TCFCs sole discretion.

         14.9 Fees and Expenses. The Companies shall pay on demand, any and all of TCFCs out of pocket fees and expenses, including, without limitation, legal fees, that may be incurred by TCFC in the collection of any amounts due to TCFC hereunder whether now existing or hereafter arising, however such fees and expenses due from the Companies shall not exceed the actual out of pocket fees and expenses incurred by TCFC. This covenant shall survive repayment of all of the Rooeivables and termination of this Agreement.

         14.10 The liability of the Companies and TCFC shall in no way be limited or impaired by any amendment or modification of this Agreement; of the Servicing Agreement, unless specifically addressed in such amendment or modification, any extensions of time for performance in any of the foregoing, the accuracy or inaccuracy of any of the representations of a Company, the release of the Companies from performance or observance of any of the agreements creating obligations of the Companies to TCFC by operation of law, TCFCs or the Companies' voluntary act or otherwise, or TCFCs failure to require the Companies to pay any recourse obligations with respect to any Receivable or to otherwise act with regard to any Receivable.

         14.11 No delay on the Companies' or TCFCs part in exercising any right, power or privilege heturder or under the Servicing Agreement shall operate as a waiver of any privilege, power or right of the Companies or TCFC hereunder. No waiver by the Companies or TCFC in any instance shall constitute a waiver in any other instance.


         14.12 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                              TRANSAMERICA COMMERCIAL
                              FINANCIAL CORPORATION

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VITRO ENVASES NORTEAMERICA, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA MONTERREY, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA MEXICO, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA LOS REYES, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA GUADALAJARA S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA QUERETARO, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA TOLUCA, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              VIDRIERA MEXICALI, S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:


                              COMPANIA MEXICANA DE ENVASES,
                              S.A. DE C.V.

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title:

                              By:
                                  ----------------------------------------
                                  Name:
                                  Title: